Exhibit 10.1

International Assignment Agreement

Hereinafter referred to as this Agreement, between Autoliv ASP, hereinafter called ASP, Autoliv AB, hereinafter called the Company, and Steven Fredin, (born on 4 February 1962), hereinafter called the International Service Employee (ISE), establishes the terms and conditions of the ISE’s international assignment, hereinafter referred to as the Assignment, to the Company’s offices in Stockholm, Sweden, Sweden hereinafter referred to as the Host Country, from his current place of employment in the United States, hereinafter referred to as the Home Country.

1. Assignment and Term

As of 17 August 2015, the ISE will serve as Group Vice President Sales and Engineering at the Company’s offices in Stockholm, Sweden. The Company reserves the right to change the normal place of work, if necessary.

This Agreement is for an initial period of two (2) years unless it is terminated at a prior date in accordance with Paragraph 17 below, hereinafter referred to as the Assignment Period, commencing on 17 August 2015. The Agreement is renewable if the parties have a mutual agreement.

The ISE shall perform his duties in accordance with the laws of Sweden and the Company’s Articles of Association, adhering to all guidelines and directives given from time to time by the management of the Company. The ISE shall report to the CEO of the Company.

2. Validity

For the validity of this Agreement, the ISE and the accompanying family members (as set forth in Paragraph 21 of this Agreement and hereinafter referred to as Accompanying Family Members) are responsible for obtaining necessary visas, residence permits and work permits for the Host Country prior to the commencement of the Assignment. Expenses associated with securing these documents will be reimbursed by the Company. Assistance will be provided by the Host Country HR Department.

Should any of the permits expire or be revoked during the Assignment, this Agreement may automatically be terminated with immediate effect.

3. Applicability of Employment Agreement and Severance Agreement

Except to the extent specifically provided otherwise in this Agreement, the Employment Agreement by and between the Company and the ISE, dated as of August 8, 2011, as amended on August 13, 2014, hereinafter called the Employment Agreement, and the Change-in-Control Severance Agreement by and between the Company and the ISE, dated as of August 8, 2011, hereinafter referred to as the Severance Agreement, shall remain in full force and effect during the Assignment Period, and the terms and conditions of the Employment Agreement and the Severance Agreement shall continue to apply to the ISE and the Company during the Assignment Period and thereafter as provided in the Employment Agreement and Severance Agreement, respectively. If there is a material difference between the terms of this Agreement and the Employment Agreement or Severance Agreement, respectively, then the terms of the Employment Agreement shall prevail.

By executing this Agreement, the ISE, on behalf of himself, his heirs and assigns, unconditionally consents to the relocation of his primary place of employment in connection with the Assignment and irrevocably and absolutely waives and releases his rights, if any, whether now or in the future, to assert that the Assignment constitutes a right to terminate the Employment Agreement pursuant to Section 10(c) of the Employment Agreement, or to receive any benefits provided under the Employment Agreement as a result of such a termination of employment on account of the Assignment.

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4. Duties of the ISE

In addition to the duties and obligations provided in the Employment Agreement, the ISE understands and accepts that the Autoliv Group’s Standards of Business Conduct and Ethics will define obligations such as confidentiality, inventions, improvements, management of proprietary information and day to day business conduct. In addition, the ISE understands and accepts that:

•	The ISE, the Accompanying Family Members and any visiting family members shall carefully observe and conform to laws, regulations, rules and cultural practices in the Host Country and not adopt an active position in relation to political, religious, ethnic or other important local issues that could endanger the Company’s position in the Host Country.

•	The ISE, the Accompanying Family Members and any visiting family members shall not take part in interviews via print or electronic media or publish articles concerning the Host Country or the Company’s global activities, without prior consent from the Company.

5. Compensation

The payments described in this Agreement shall replace the payments made in the Home Country during the Assignment Period. The ISE shall remain an employee of ASP and be paid on its payroll.

5.1 Base Salary

Unless and until adjusted by the Compensation Committee of the Board of Directors of Autoliv, Inc. (hereinafter referred to as the Autoliv Compensation Committee), the ISE shall continue to be paid a gross annual base salary at the rate of USD 556,000, to be paid in 26 equal installments in arrears each month into a bank account as designated by the ISE.

5.2 Short term incentive

The ISE shall continue to be eligible to participate in the short term incentive program maintained by Autoliv, Inc., subject to the terms and conditions thereof. Unless and until adjusted by the Autoliv Compensation Committee, the ISE shall continue to have a target short term incentive of 45% of the ISE’s annual base salary, with a cap of 90% of the ISE’s annual base salary.

5.3 Long term incentive

The ISE shall continue to be eligible to participate in the equity plan maintained by Autoliv, Inc., with any such grants pursuant thereto subject to approval by the Autoliv Compensation Committee.

5.4 Other benefits

The ISE shall continue to participate in the following ASP benefit plans: Autoliv ASP, Inc. 401(k) Plan, Autoliv ASP, Inc. Pension Plan, Autoliv ASP, Inc. Excess Pension Plan, Autoliv ASP, Inc. Retiree Medical Plan and the Autoliv North America Non-Qualified Retirement Plan.

6. Relocation Allowance

The ISE shall be entitled to a single relocation allowance of USD 5 000 (gross), to be paid in connection with the transfer to the Host Country.

The ISE shall be entitled to an equivalent single relocation allowance of USD 5 000 (gross) in connection with his return journey to the Home Country.

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7. Removal

In connection with the transfer to the Host Country, the Company shall pay or reimburse the ISE for verified removal expenses, including related freight insurance and any customs duties, for normal household goods, not requiring space in excess of 45 m3.

For this purpose “normal household goods” includes furniture and personal effects. “Normal household goods” does not include cars, boats, motorcycles, caravans/trailers, animals, liquor, antiques or other similar items.

In connection with his return journey to the Home Country, the Company shall also pay or reimburse the ISE for verified removal expenses as stated above.

All expenses are to be verified by receipts.

8. Accommodation

Furnished accommodation costs up to SEK 60,000 per month plus additional costs for utilities such as heating and electricity shall be paid for or reimbursed by the Company together with broker’s fees and refundable deposits. The ISE will be responsible for all damages and repairs to the accommodation at the end of the rental/lease period.

8.1 Personal Property Insurance

The ISE will be provided with an insurance covering his household abroad.

9. Company Car

The ISE is entitled to a company car according to the Company’s local car policy. The Company will also pay or reimburse the ISE for necessary maintenance and running costs of the car. During the Assignment Period, the ISE shall not be provided with a company car in the United States.

10. Children’s Education

The Company will pay or reimburse the ISE for Accompanying Family Member’s regular elementary and primary educational costs in the Host Country (including tuition fees and school books, mandatory school uniforms and, if deemed necessary by the Company, transportation to and from school). All expenses are to be verified by receipts. Post high school education expenses are not included. Non-school and extracurricular activities (music, athletics, filed trips, etc.) will continue to be the responsibility of the ISE.

11. Language Training

The ISE and the accompanying spouse will, at the beginning of the Assignment Period, be entitled to receive local language classes. The duration of and the cost for the language training is to be approved by the local HR Department.

12. Working Hours and Public Holidays

12.1 Staggered Working Hours

It may be necessary to work hours other than regular working hours at the place of service. The overall salary and benefit package reflect additional hours the ISE may be required to work.

12.2 Public Holidays

Public holidays in the Host Country are free from work.

13. Vacation and Time Off

The ISE shall be entitled to 30 working days of paid vacation. The vacation year will be the calendar year.

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Vacation days accrued prior to the Assignment cannot be used or financially compensated for during the Assignment. Those days can freeze until the ISE returns or be paid in cash prior to the Assignment – depending on the Home Country’s guidelines.

14. Certain Travel Expenses

14.1 Initial Outward and End of Assignment Return Journey

On commencement of the Assignment, the Company will pay or reimburse the ISE for travel costs for the ISE and the Accompanying Family Members from the Home Country place of residence to the Host Country, and vice versa when the Assignment concludes. The travel shall be undertaken by the shortest route, economy class, and all available discounts must be used. The same rule applies for the return journey to the Home Country.

14.2 Home Leave

The Company will pay or reimburse the ISE for round-trip economy class air tickets between the Home and Host Country for the ISE and his family members for each 12 months’ service (i.e. maximum 12 tickets per 12 months service).

14.3 Travel in Case of Illness

In the case of serious illness or accident involving the ISE or any Accompanying Family Member, a Medical Doctor, approved by the Company, will decide if the ISE or the Accompanying Family Member should be transferred to the Home Country, or elsewhere, for medical attention. This decision is based on consultation with the ISE and the family if the circumstances so permit. The Company will arrange and pay or reimburse the ISE for such travel determined by the Medical Doctor to be necessary.

14.4 Emergency Travel

Upon death or critical illness (the patient’s life is at risk) of a close relative (parents of the ISE or his spouse or ISE’s children who are not Accompanying Family Members), the Company will pay or reimburse the ISE for one return ticket to the Home Country to attend the funeral service or attend to related matters.

15. Medical Plans

15.1 Medical Plan and Travel Insurance

The ISE and eligible family members will continue to be covered under the US benefit program. Additionally, the Autoliv Group Expatriate Medical Plan, a private health insurance as provided by Allianz, shall cover the ISE and his Accompanying Family Members, as applicable, including travel insurance.

15.2 Sick Leave

Sick leave benefits will be in accordance with the Company’s regulations.

16. Taxation

16.1 General

The ISE is responsible for the reporting and payment of any and all income taxes levied on him for all remuneration, allowances and benefits provided by the Company pursuant to this Agreement or otherwise, in accordance with the laws of Sweden and the US. Such remuneration, benefits, reimbursements and allowances shall be includible in the taxable income of the ISE in accordance with the laws of the Host Country and the Home Country and subject to normal payroll deductions to the extent required by law.

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The ISE will be tax equalized according to the applicable practice in the company. For purposes of this agreement, “tax equalized” means that the Company will equalize the ISE’s tax cost to what he would have paid had he not been on Assignment and received the special allowances provided herein or received special tax considerations as a result of working overseas.

The Company will pay the income taxes levied on the ISE in the Host Country and/or the Home Country for the following benefits provided in this Agreement: Relocation Allowance (Paragraph 6), Removal Expenses (Paragraph 7), Accommodations (Paragraph 8), Children’s Education (Paragraph 10), Language Training (Paragraph 11) and Travel Expenses (Paragraph 14), and the Company will “gross up” these payments to cover any applicable income taxes that the ISE may incur as a result of such income tax payments, either in the Host Country or the Home Country.

16.2 Tax Consultation

Due to the complicated tax requirements connected with an international assignment, the ISE will be provided with necessary tax consultation concerning employment-related income only. The tax advisor shall be selected by the Company and/or ASP. This consultation can be used by the ISE’s discretion either in the Host Country upon arrival or divided into a consultation in the Home Country prior to departure. The ISE will also be entitled to assistance in the preparation and filing of the annual tax return in both the Home Country and the Host Country.

17. Termination

The Agreement will cease automatically at the expiration of the Assignment Period as stated in Paragraph 2. The Assignment Period may be prolonged and both parties should agree to this at least six months prior to the end of the original Assignment Period.

Should essential organizational changes arise or should the conditions alter, the Company shall have the right to shorten or terminate the Assignment Period. Should the ISE’s personal situation change in such a way that it would be unreasonable for the Company to demand continued service, each party is then entitled to terminate the Assignment Period before the date of expiration. The Company also has the right to terminate the Assignment Period and this Agreement if previous conditions have changed in a major way due to political unrest, war or similar causes. In the event of prolonged illness of the ISE (exceeding three months during a twelve-month period), the Company can terminate the Assignment Period and this Agreement and transfer the ISE to the Home Country.

The Company has the right to immediately cancel the Assignment Period and this Agreement if the ISE has, in the opinion of the Company, broken the general rules of conduct stipulated in Autoliv’s Standards of Business Conducts and Ethics. In this case, the Company can either transfer the ISE back to the Home Country or terminate the employment of the ISE in accordance with the terms and conditions of his Employment Agreement and by applying Home Country labour legislation.

The Company’s right to terminate the Assignment Period and this Agreement also applies if the ISE has grossly neglected his duties or his behavioral obligations. In this case, the Company reserves its right to terminate the employment of the ISE in accordance with the terms and conditions of his Employment Agreement and by applying Home Country labour legislation.

The mutual notice period for termination of this Agreement shall be three (3) months. This is not a notice period to terminate the employment with the Company. The notice period for termination of employment with the Company is stated in the Employment Agreement.

If the Assignment and this Agreement are terminated for any reason, the travel regulations for the return journey stated in Paragraph 13.1 will be applicable.

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18. Amendments and Severability

Amendments to this Agreement are only valid if made in writing and signed by the signatories to this agreement. If any provision of this Agreement should be found not to be enforceable or applicable the remaining provisions of this Agreement will be interpreted so as best to reasonably affect the intentions of the parties and shall not render invalid any other part of this Agreement.

19. Governing Law and Points of Dispute

This Agreement shall be governed by the laws of the Home Country. Disputes arising out of the application or the interpretation of this Agreement shall, if not solved in direct discussions between the Company and the ISE, be referred to arbitration and be decided according to Home Country law. The Company will cover the costs of arbitration court unless the Arbitration Board states that the ISE intentionally or by negligence caused the arbitration process.

20. Provisions Relating to Section 409A of the Code

20.1 General

This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code) (“Section 409A”). Nevertheless, the tax treatment of the amounts or benefits provided under the Agreement is not guaranteed. Neither the Company nor any of its directors, officers, employees or advisers will be held liable for any taxes, interest, penalties or other monetary amounts owed by the ISE as a result of the application of Section 409A.

20.2 Timing of Reimbursements and In-kind Benefits

If the ISE is entitled to be paid or reimbursed for any taxable expenses under this Agreement, including but not limited to Paragraphs 6, 7, 8, 9, 10, 11, 14 and 16, and such payments or reimbursements are includible in the ISE’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the ISE to reimbursement of such expenses shall be subject to liquidation or exchange for another benefit. Any reimbursement shall be for expenses incurred during the Assignment Period.

20.3 Tax Equalization

Any tax equalization reimbursements shall be made as soon as practicable after the actual taxes are paid in both the Home Country and Host Country, but no later than the end of the second calendar year following the later of (i) the calendar year in which the ISE’s U.S. income tax return is required to be filed (including extensions) for the year to which the compensation subject to the tax equalization reimbursement relates, or (ii) the calendar year in which the ISE’s foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization reimbursement relates. Where such payments arise due to an audit, litigation or similar proceeding, payment must be made no later than the end of the first calendar year after the year in which the ISE remits the related taxes.

20.4 Tax Gross-Ups

Any tax gross-up payments paid to the ISE under this Agreement shall be made by December 31 of the year following the year in which the ISE remits the related taxes.

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21. Accompanying Family Member/s

The ISE shall be accompanied by the following family members:

[spouse]

[child]

[child]

This Agreement has been signed by each party and a copy of this agreement has been provided to all parties concerned. It is the only Agreement valid for the Assignment.

August 27, 2015

By:	/s/ Jan Carlson
Jan Carlson
Chairman of the Board & CEO

ISE:

/s/ Steven Fredin
Steven Fredin

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